Exhibit 99.1

Berry Plastics Corporation Completes Acquisition of Pliant Corporation

12/03/2009

EVANSVILLE, INDIANA, December 3, 2009 - Berry Plastics Corporation announced today that it has completed the previously announced acquisition of 100% of the common stock of Pliant Corporation, and Pliant Corporation has emerged from bankruptcy effective December 3, 2009. The newly acquired business will be operated as Berry’s Specialty Films Division and will be run by R. David Corey, the former Chief Operating Officer of Pliant. Berry’s current Flexible Films Division will now be known as the Film Products Division.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 16 manufacturing facilities around the world, and employs approximately 2,800 people with annual net sales of $0.9 billion for the twelve months ended September 30, 2009. Barclays Capital acted as the exclusive financial advisor to Apollo Management, Graham Partners and Berry Plastics in conjunction with the Pliant restructuring process.

For additional information, please contact:

Diane Tungate

Executive Assistant

Telephone: (812) 306-2370

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene and PVC based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company’s 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has 80 manufacturing facilities worldwide and over 16,000 employees.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the company’s SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.